Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.30 per Common Unit

Whippany, New Jersey, July 23, 2020 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared a reduction in the Partnership’s quarterly distribution to $0.30 per Common Unit for the three months ended June 27, 2020 from $0.60 per Common Unit in the previous quarter. This quarterly distribution rate equates to an annualized rate of $1.20 per Common Unit and is payable on August 11, 2020 to Common Unitholders of record as of August 4, 2020.

In announcing the quarterly distribution, President and Chief Executive Officer, Michael A. Stivala, said, “After a thorough assessment of shifting customer demand patterns and economic uncertainties associated with the ongoing COVID-19 pandemic, our Board of Supervisors approved a reduction in our quarterly distribution.  We are taking this proactive step, which will provide approximately $75 million of annual incremental cash flow, to accelerate our debt reduction efforts, further strengthen our balance sheet and enhance our financial flexibility to support our strategic growth initiatives.  Conservative balance sheet management has always been a core philosophy of ours, one that has served us well in managing through challenging environments.”

Mr. Stivala continued, “Our business fundamentals remain strong.  Operationally, we remain focused on providing exceptional service to our customers, driving efficiencies and cost-savings, implementing additional protocols to protect the health and safety of our employees and positioning the business for long-term growth.  Having the financial strength, flexibility and access to adequate capital to execute our growth plans are all key to our long-term success.”

Nominees are hereby notified that there is a withholding requirement at the highest applicable effective tax rates for foreign partners from the cash distribution under Section 1446 of the Internal Revenue Code.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

# # #